Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Executive Vice President & CFO 617.926.1551 pmarshall@panacos.com

Panacos Appoints Dr. Frederick Schmid Senior Vice President, Commercial Operations and Business Development

Watertown, MA (May 15, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that Frederick Schmid, DVM, MBA, has joined the Company as Senior Vice President, Commercial Operations and Business Development. Dr. Schmid will have responsibility for overseeing business development, marketing, and product commercialization at Panacos and will report to Panacos’ President and CEO, Dr. Samuel K. Ackerman.

Dr. Schmid has held leadership positions in HIV sales and marketing since 1997, most recently as Vice President, Sales and Marketing for Virology/HIV at Roche Laboratories. In this role, he was responsible for all aspects of Roche’s U.S. HIV franchise, leading a team of 135 sales and marketing personnel. Prior to this role, Dr. Schmid was Executive Director of HIV Marketing at GlaxoSmithKline, with responsibility for business planning, business development, and all aspects of product marketing and reimbursement. Dr. Schmid joined Glaxo in 1991 and held roles in sales and sales management, marketing, and global commercial strategy, primarily in the HIV and oncology areas. Dr. Schmid holds a DVM from Iowa State University College of Veterinary Medicine and an MBA from The University of North Carolina at Chapel Hill.

Dr. Ackerman commented, “We are pleased to welcome Fred to the Panacos management team. Fred has extensive experience in the HIV market with new product development, business development, and commercialization, which will be extremely valuable to Panacos as we initiate late-stage development of PA-457 and plan its commercialization, while at the same time moving other products into our clinical pipeline.”

“Panacos is developing one of the most promising HIV therapies in decades – the first of an entirely new class of antiretrovirals. Our goal is to extend the lives of people with HIV disease by offering a treatment option that addresses resistance and other key limitations of existing classes of therapy,” said Dr. Schmid. “I’m pleased to join Panacos and look forward to helping the company continue its strong momentum as we continue product development and seek the best route for introduction of PA-457 into the market.”

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ lead candidate, PA-457, is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. By targeting a novel step in the virus life cycle, maturation inhibitors are designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. Drug resistance is the most pressing problem in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus maturation and virus fusion. PA-457 has completed seven clinical studies in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile.

Except for the historical information contained herein, statements made herein, including those relating to Panacos’ intentions to initiate late-stage development of PA-457 and market PA-457 either on its own or through collaborations, Panacos’ plans with regards to moving other products into its clinical pipeline and Panacos’ goals in treating HIV patients are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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